Exhibit 10.20.2

FOR IMMEDIATE RELEASE

CADILLAC WILLIAMS, NFL ROOKIE OF THE YEAR, SIGNS
ENDORSEMENT DEAL WITH XELR8 HOLDINGS

Denver, CO — (PR NEWSWIRE) – March 30, 2006 – VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of nutritional foods, beverages and supplements, today announced that the Company has signed Carnell “Cadillac” Williams to a three-year endorsement contract providing for the Tampa Bay Buccaneer Running Back and NFL Rookie of the Year to appear in XELR8 marketing campaigns and sales materials, participate in Company events and meetings, and create awareness for the Company’s brand and products by wearing XELR8 clothing.

“I’m excited about joining the XELR8 team.  I really feel the products make a big difference in how I perform on and off the field, and most importantly I can trust the XELR8 management and staff to do it safely.  It really is an honor to have the opportunity to be part of this great team,” noted Williams.

An All-American at Auburn University, Carnell “Cadillac” Williams was one of the most sought after players of the 2005 NFL draft.  Amassing over 5,000 all-purpose yards at Auburn and breaking the scoring record held by legendary NFL running back Bo Jackson, Williams was the fifth overall pick in the draft, chosen by the Tampa Bay Buccaneers with their first pick.  Cadillac Williams burst on the scene and announced his arrival into the NFL by rushing for 434 yards in his first three games. In addition, he rushed for over 100 yards in each of those games, a first ever for any NFL player.  This milestone and league mark was memorialized by the NFL by placing his shoes and gloves in the Pro Football Hall of Fame.  Williams then continued his amazing season by rushing for three additional 100-yard games, setting the Buccaneers’ single-season record with six, and earning the NFL Offensive Rookie of the Year Award.  In addition, Williams was later named as the NFL Rookie of the Year, an award presented to the top rookie in the entire NFL.

Earnest Mathis, Chief Executive Officer of XELR8 Holdings, added, “This is extremely exciting for us.  Cadillac represents much of what XELR8 is, a young, dynamic company off to a great start with even greater potential.  Cadillac is a great addition to the team, and it’s an honor to have such a high profile individual committed to and trusting our Company.”

From the very beginning, XELR8 has been committed to ensuring the safety of its products by using well documented scientific research and credible manufactures that follow stringent guidelines in manufacturing and processing.  This level of commitment has afforded XELR8 the confidence of some of the world’s top athletes and thousands of customers.  This year, XELR8 has introduced a line of general nutritional products called the EDS (Eat Drink Snack) System, which allows for any level of supplement user the ability to integrate healthy, great-tasting, convenient products into their lifestyle.  In addition, XELR8 has created an elite line called the Peak Performance System, consisting of specific products that are aimed towards the athlete and fitness enthusiast.

“I’m not going to jeopardize my career by taking supplements that could be dangerous or illegal.  It was important for me to review all aspects of XELR8’s products and company, and after realizing how much time, energy and resources were put into the products to ensure their safety, I knew this is the only team for me,” noted Williams.

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as 5-Time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; Olympic Medalist Briana Scurry and two-time Olympian Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	Dodi Handy, President and CEO	Earnest Mathis, CEO
	407-585-1080	(303) 316-8577, x228
	prh@efcg.net	emathis@xelr8.com